Exhibit 99.1

Charter Closes $1.5 Billion Senior Unsecured Notes

STAMFORD, Connecticut – October 17, 2017 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. (collectively, the “Issuers”), have closed on $1.5 billion in aggregate principal amount of notes consisting of the following securities:

•	$500 million in aggregate principal amount of senior unsecured notes due 2023 (the “2023 Notes”). These notes bear interest at a rate of 4.000% per annum and were issued at a price of 100.000% of the aggregate principal amount.

•	$1.0 billion in aggregate principal amount of senior unsecured notes due 2028 (the “2028 Notes”, and together with the 2023 Notes, the “Notes”). The 2028 Notes bear interest at a rate of 5.000% per annum and were issued at a price of 98.500% of the aggregate principal amount. The 2028 Notes form a part of the same series as the Issuers’ 5.000% Senior Unsecured Notes due 2028 issued on August 8, 2017.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the Notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter’s advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at www.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

2